Exhibit 99.1

Consent of Person Named as About to Become Director

January 2, 2020

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-1 of Clip Interactive, LLC, and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as a person anticipated to become a director of Auddia Inc. upon the incorporation of Auddia Inc. and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Steve Deitsch

Name: Steve Deitsch